CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Money Market Reserves of our report dated October 18, 2022, relating to the financial statements and financial highlights, which appears in Vanguard Cash Reserves Federal Money Market Fund and Vanguard Federal Money Market Fund, and Vanguard Treasury Money Market Fund's Annual Report on Form N-CSR for the year ended August 31, 2022. We also consent to the references to us under the headings "Financial Statements", "Service Providers—Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

December 19, 2022

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1800, 2001 Market Street, Philadelphia, PA 19103-7042 T: (267) 330 3000, www.pwc.com/us